Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) of Centex Corporation for the registration of an aggregate maximum of $27,000,000 of its senior debt securities and to the incorporation by reference therein of our report dated May 17, 2004, with respect to the consolidated financial statements of Centex Corporation and Subsidiaries included in its Annual Report (Form 10-K) for the year ended March 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, TX
January 26, 2005